EXHIBIT 10.1

Farm-Out Agreement by and between Thomasson Petroleum Enterprises, Inc. and KY USA Energy, Inc. dated January 21, 2010

THIS FARMOUT AGREEMENT (the "agreement") is made and entered into this 21 day of January, 2010, by and between Thomasson Petroleum Enterprises, Inc., a Kentucky corporation, its successors and assigns, P.O. Box 360, Bremen, Kentucky 42325, ASSIGNOR; and KY USA ENERGY, INC., c/o Steven Eversole, PO Box 3008, 321 North Somerset Road, London, Kentucky 40741, ASSIGNEE;

WITNESSETH:

WHEREAS, ASSIGNOR is the owner of 100% of the Working Interest to all the leasehold acreage in and to the Linda Hardison Lease, located in Todd County, Kentucky, which lease is described below and is herein referred to as the subject leases; and

WHEREAS, ASSIGNOR as the Operator of all this lease, is willing to allow ASSIGNEE to drill deeper wells to explore for oil and gas in lying below the top of Devonian [Black] Shale Formation; and

WHEREAS, to facilitate such further development, ASSIGNOR agrees to assign unto ASSIGNEE, well locations assignments for each permitted well successfully completed by the ASSIGNEE as a producing well [either oil or gas]; and

WHEREAS, the ASSIGNOR and ASSIGNEE agree that this agreement will be subject to the terms and conditions set out below.

NOWTHEREFORE, the premise considered, and for valuable consideration, including the terms and conditions set out below, the sufficiency and receipt which is hereby acknowledged, the ASSIGNOR does hereby agree to assign unto ASSIGNEE, Well Locations to drill and test below the top of the Devonian [Black] Shale Geological Formation on the subject leases, pursuant to the following terms and conditions, to wit:

1. Leasehold Estates covered by this Farmout Agreement are:

   a. That certain Oil and Gas Lease from Linda Hardison, widow, to ASSIGNOR, dated July 23, 2009, and recorded in the office of the Todd County Clerk in Oil and Gas Lease Book 24, Page 616.

2. Said Farmout Assignment shall be made according to the following terms and conditions:

   a. ASSIGNEE shall pay to the ASSIGNOR, the sum of TWENTY THOUSAND DOLLARS ($20,000) for each well easement location on the subject leases, payment due no later than the date that the surveyor goes onto the property to do the well location survey.

   b. ASSIGNEE shall drill, complete and put into production, in a timely manner, the first well, which shall be drilled sufficient to test, where geologically feasible, the Dutch Creek Formation. If the first well is a producing well, the ASSIGNEE shall continue to develop the leasehold by drilling a minimum of one well a year sufficient to test, the Devonian [Black] Shale Geological Formation, until such time the leasehold is completely developed.

   c. The assignment from ASSIGNOR to ASSIGNEE shall be made upon ASSIGNEE fulfilling its requirements under this Agreement, and the completion of a producing well.

d. The assignment from ASSIGNOR to ASSIGNEE shall be a 0.750000 [when stated as a decimal of gross production] Working Interest [hereinafter referred to as a "75% Net Revenue Working Interest"], which shall constitute one hundred percent of the working interest in each well location. The assignments shall include the oil and gas in all geological formations.

e. This Farmout Agreement is to be considered concurrent with a prior Farmout Agreement between ASSIGNOR and ASSIGNEE and the ASSIGNEE must be in compliance with the terms and condition under all Farmout Agreements with ASSIGNOR, in order to be able to drill on this lease.

f. ASSIGNEE agrees to transport gas from all leaseholds operated by TPE, Inc, at KY USA negotiated contract cost from Seminole Energy, or any other provider, plus THIRTY CENTS ($0.30) per MCF, with no tap-on fees.

g. The farmout assignment from ASSIGNOR to ASSIGNEE shall be of an area described as a circle, with the radius being based upon the minimum spacing as required by the Commonwealth of Kentucky. No wells shall be permitted by ASSIGNEE which would involve a unit, unless written approval is granted by the ASSIGNOR before any well permit is issued.

h. ASSIGNEE shall have a reasonable time from completion of any gas well, to get the Shale Gas to a market upon the successful completion of the Shale Gas wells. If the ASSIGNEE cannot get the gas from wells drilled under this Agreement to market within one year, then in that event, the ASSIGNEE shall pay to the ASSIGNOR the sum of $1000 per well per year for an additional three years and at the end of the additional three year period, the ASSIGNEE has not got the gas to market, unless due to force Majeure, then in that event, the Wells shall revert back to the ASSIGNOR.

3. ASSIGNOR shall retain the following rights and interest under this agreement:

a. reserves all leasehold interest not included in any shale well.

b. ASSIGNOR shall receive full information gathered while drilling any well including having their geologist or any designee there at any time while the well is being drilled, receiving copies of all driller's logs or electric logs made of the well, as well as do any open hole logging.

c. ASSIGNOR shall reserve that portion of their working interest not assigned to ASSIGNEE as an Overriding Royalty Interest to each Well Location assigned to the ASSIGNEE.

d. Before the ASSIGNEE can plug any well drilled under this Agreement, the ASSIGNOR shall be given the right to take over the well location and assume the plugging responsibility. ASSIGNEE shall complete the well transfer form and ASSIGNOR shall place this well permit on its bond.

e. Assignor retains all oil rights to the top of the Devonian Shale Formation.

4. ASSIGNEE, or its successor, shall hold harmless and indemnify ASSIGNOR for any claims, judgments, or other cost, including attorney fee and expenses of litigation incident to activities conducted by ASSIGNEE pursuant to this Agreement. ASSIGNEE shall insure that the Operator carries full insurance coverage, both liability and workers compensation, while operating on the Leaseholds estate described above.

5. ASSIGNEE cannot designate another Operator of said leasehold, without first offering to

ASSIGNOR the opportunity to be the Operator of said well locations.

6. This Agreement shall be binding upon the successors or assigns to the Parties, except, the ASSIGNEE cannot assign it interest under this agreement without the written permission of the ASSIGNOR.

WITNESS EXECUTION on the date hereinabove appearing.

ASSIGNOR	ASSIGNEE
Thomasson Petroleum Enterprises, Inc.,	KY USA ENERGY, INC.
By [signature]	By: [signature]
Danny Thomasson, President	Steven D Eversole, President

COMMONWEALTH OF KENTUCKY

COUNTY OF MUHLENBERG

The foregoing Farmout Agreement was acknowledged before me by Danny Thomasson, President of Thomasson Petroleum Enterprises, Inc., a Kentucky Corporation, ASSIGNOR, on behalf of said corporation, on this the 21 day of Jan., 2010.

My Commission expires: Aug 6, 2012.

[signature]
Notary Public

COMMONWEALTH OF KENTUCKY

COUNTY OF Laurel

The foregoing Farmout Agreement was acknowledged before me by Steve Eversole, President of KY USA ENERGY, Inc., a Kentucky corporation, ASSIGNEE, on behalf of said corporation, on this the 21st day of Jan., 2010.

My Commission expires: Apr. 12, 2010.

[signature]
Notary Public

[Seal: Michelle Trennell, Notary Public, State at Large Kentucky, Expires 04-12-2010]

Prepared by: [signature]

John Baird, Attorney
103 East Main Cross Street
P.O. Box 838
Greenville, KY 42345

My Documents/Current Work/Thomasson Petroleum Enterprises/KY USA: Farmout Agreement 2010